Exhibit 10.21

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.

Execution Version

2024 PREPAYMENT AGREEMENT

THIS 2024 PREPAYMENT AGREEMENT is entered into as of November 5, 2024 (this “Agreement”), by and between Globalstar, Inc., a Delaware corporation with its principal place of business at 1351 Holiday Square Blvd., Covington, Louisiana 70433, United States (“Supplier”) and Apple Inc., a California corporation with an address at One Apple Park Way, Cupertino, California 95014, United States (“Apple”).

WHEREAS, Apple and Supplier are party to the Key Terms Agreement, as may be amended and supplemented from time to time (the “KTA”), for Supplier to provide certain Services to Apple, [*], the “Supply Agreements”); and

WHEREAS, Apple and Supplier are parties to an Amended and Restated Prepayment Agreement dated May 10, 2021 (as amended, the “2021 Prepayment Agreement”), pursuant to which Apple made a prepayment to Supplier of Ninety-Four Million Two Hundred Thousand United States Dollars (USD$94,200,000.00) and the 2023 Prepayment Agreement, dated February 25, 2023 (as amended, the “2023 Prepayment Agreement”), pursuant to which Apple agreed to make a prepayment to Supplier of up to Two Hundred Fifty-Two Million United States Dollars (USD$252,000,000.00), both as payment in advance for the purchase of Services by Apple or an Apple Affiliate pursuant to the Supply Agreements. Other than as expressly provided herein, nothing herein shall affect the terms of the 2021 Prepayment Agreement or the 2023 Prepayment Agreement;

WHEREAS, Apple has agreed, subject to certain conditions described below, to make an additional prepayment to Supplier of up to One Billion Three Hundred Forty Six Million Four Hundred and Fifty Eight Thousand Two Hundred and Two United States Dollars (USD$ $1,346,458,202 ) with the aggregate of such prepayments actually made (and not returned) pursuant hereto comprised of (1) up to One Billion One Hundred Eleven Million Five Hundred and Thirty Thousand and Seven Hundred and Sixty Four United States Dollars (USD$1,111,530,764.00) [*], and (2) Two Hundred Thirty Four Million Nine Hundred and Twenty Seven Thousand and Four Hundred and Thirty Eight United States Dollars (USD$234,927,438.00) (“Current Debt Prepayment”) to fund the cancellation or acquisition by Supplier of the Current Debt;

WHEREAS, pursuant to the Purchase Agreement among Supplier, the Globalstar SPE and Apple (as may be amended from time to time, the “Purchase Agreement”) has further agreed to purchase limited liability company units of the Globalstar SPE for up to Four Hundred Million United States Dollars (USD$400,000,000.00) in cash [*];

WHEREAS, the [*] Prepayment and the Current Debt Prepayment shall together be referred to as the “2024 Prepayment”.

NOW, THEREFORE, in consideration of the promises herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.
Certain capitalized terms have the meaning set forth in Schedule 1. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the KTA.

2. Prepayment.

(a) [*].

(b) Upon any termination of the KTA [*], any proceeds from the 2024 Prepayment held by Supplier and not spent or contractually committed to be spent for use on the [*] shall be immediately returned to Apple.

(c) [*], Supplier will provide Apple with proof in sufficient detail of the actual amount spent on New CapEx [*].

(d) Subject to any right to accelerate repayment hereunder, each quarter starting in the quarter beginning [*] and continuing for an additional [*] quarters (for a total of [*] consecutive quarters) (“Current Debt Recoupment Period”), Apple shall recoup the Current Debt Prepayment as follows: for each quarter during the Current Debt Recoupment Period, Apple shall apply [*] to reduce any amounts owed by Apple or any Apple Affiliate to Supplier or any Supplier Affiliate, including, without limitation, the P1 Yearly Payments and P2 Yearly Payments. In the event that the amount of accounts payable owed by Apple or any Apple Affiliate to Supplier or any Supplier Affiliate is insufficient to cover any amount that Apple is entitled to recoup pursuant to this paragraph, at Apple’s election, the balance can be: (x) carried forward and recouped against any future accounts payable owed to Supplier or any Supplier Affiliate; or (y) paid by Supplier in immediately available funds within ten (10) Business Days of request of payment from Apple, or any combination thereof.

(e) Subject to any right to accelerate repayment hereunder, each quarter commencing in the quarter of the date of the [*] (the “[*]Recoupment Period”), Apple shall recoup the [*] Prepayment as follows: a fixed amount equal to [*] of the [*] Prepayment for each quarter during the [*] Recoupment Period funded by applying such recoupment to reduce any amounts owed by Apple or any Apple Affiliate to Supplier or any Supplier Affiliate, including, without limitation, the P1 Yearly Payments and P2 Yearly Payments (the “[*] Recoupment”). Solely in the event that the amount of accounts payable owed by Apple or any Apple Affiliate to Supplier or any Supplier Affiliate is insufficient to cover any amount that Apple is entitled to recoup pursuant to this paragraph, at Apple’s election, the balance can be: (x) carried forward and recouped against any future accounts payable owed to Supplier or any Supplier Affiliate; or (y) paid by Supplier in immediately available funds within ten (10) Business Days of request of payment from Apple. In the event the KTA or the [*] is terminated by Apple pursuant to either a Path A Termination or a Path B Termination, Apple will recoup the [*] Prepayment as set forth in Schedule 3.

(f) [*].

(g) If in the [*] quarter after the quarter of [*], the [*] Prepayment has not been recouped or repaid in full, the 2024 Prepayment Balance of the [*] Prepayment can be recouped by applying it to reduce any accounts payable owed by Apple or any Apple Affiliate to Supplier or any Supplier Affiliate. Solely in the event that there is not enough accounts payable to cover the 2024 Prepayment Balance of the [*] Prepayment, then, it shall be paid by Supplier in immediately available funds within ten (10) Business Days of request of payment from Apple. If Apple has demanded payment from Supplier pursuant this paragraph and Supplier has not made such payment within 30 days of such demand, Apple can foreclose on any security interest to satisfy the [*] Prepayment; provided, however, in the event the KTA [*] is terminated by Apple pursuant to either a Path A Termination or a Path B Termination, then repayment of the [*] Prepayment will be as provided on Schedule 3.

(h) If by [*], the Current Debt Prepayment has not been recouped or repaid in full, at Apple’s election, the 2024 Prepayment Balance of the Current Debt Prepayment can be: (i) recouped by applying it to reduce any accounts payable owed by Apple or any Apple Affiliate to Supplier or any Supplier Affiliate; or if there are not sufficient accounts payable to cover the balance, (ii) paid by Supplier in immediately available funds within ten (10) Business Days of request of payment from Apple; (iii) if Apple has demanded payment from Supplier pursuant to clause (ii) of this paragraph and Supplier has not made such payment within 30 days of such demand, Apple can foreclose on any security interest to satisfy the Current Debt Prepayment, or any combination thereof.

(i) For the avoidance of doubt, any discretionary recoupment amounts above those required in 2(c) and (2d) will be applied as determined by Supplier among the Current Debt Prepayment Balance, the $225 million of the [*] Prepayment Balance, up to a maximum of 99% of the 2023 Prepayment Balance (as defined in the 2023 Prepayment Agreement), and the remaining 2024 Prepayment Balance; provided that the 2023 Prepayment Balance may only be early paid prior to the 2024 Prepayment Balance if the interest rate on the 2023 Prepayment is the highest interest rate of any of the outstanding prepayments.

(j) In the event that Supplier decides to repay the 2023 Prepayment Balance in amounts above those in the recoupment schedule of 2(c) of 2023 Prepayment Agreement (as amended) (“Early Payments”) and then a Trigger Event under and as defined in the 2023 Prepayment Agreement occurs during the term of the 2023 Prepayment Agreement, Apple shall have the right to accelerate the 2024 Prepayment Balance in an amount equal to Early Payment. As an example, if on December 31, 2025 the 2023 Prepayment Balance was $200 million as a result of normal course recoupments, but on January 1, 2026 Supplier decides to early pay $100 million, leaving a 2023 Prepayment Balance of $100 million, and then on January 30, 2026 a Trigger Event as defined in the 2023 Prepayment Agreement occurs, Apple shall be entitled to accelerate $100 million of the 2024 Prepayment Balance in addition to the $100 million of 2023 Prepayment Balance. Any such accelerations of the 2024 Prepayment Balance shall be proportionately applied to the Current Debt Prepayment Balance and High Power Infrastructure Prepayment Balance.

3. Financial Covenants.

(a) Supplier shall maintain a [*] of at least $30 million (“Minimum Cash”) (excluding amounts received from Apple under the 2024 Prepayment Agreement, the Purchase Agreement or the 2nd A&R LLC Agreement); [*].

(b) After any termination of the KTA [*], Supplier shall, every calendar quarter, provide to Apple a duly completed Compliance Certificate substantially in the form of Exhibit C to Attachment 19 of the KTA attaching Supplier’s financial statements, calculations of the Minimum Cash and stating that no Prepayment Termination Trigger Event or event which with the passing of time or giving of notice would become a Prepayment Termination Trigger Event, or both, exists, or if any such Prepayment Termination Trigger Event does exist, specifying the nature and extent thereof and what action Supplier proposes to take with respect thereto. For the avoidance of doubt, prior to any termination of the KTA [*] and from time to time pursuant to the terms of the KTA, Supplier shall provide a Compliance Certificate as required in the KTA.

(c) In addition to any other rights and remedies available under this Agreement, the Supply Agreements or applicable law or equity, if prior to any termination of the KTA [*], Supplier does not meet the Minimum Cash threshold for a consecutive 45 days, if Apple elects, and until Supplier’s meets the Minimum Cash obligation set forth in Section 3(a), Supplier shall not incur annual capital expenditures (other than capital expenditures for the Phase 2 Plan, [*] or other capital expenditures required under the Supply Agreements) in excess of the amount spent in the 12 months prior to Supplier not meeting the Minimum Cash threshold, [*], or (ii) Supplier shall not incur annual operating expenses (including all cost centers except those directly supporting Supplier’s network that are reviewed by Apple under the Supply Agreements for potential reimbursement) in excess of the amount spent in the 12 months prior to Supplier not meeting the Minimum Cash threshold, [*] (for clarity, as of the execution date of this Agreement, such cost centers included customer relations, sales and marketing, manufacturing and engineering, supply chain management (other than those related to services) and executive office).

4. Remedies

(a) Upon (i) the occurrence and during the continuance of any General Prepayment Trigger Event, as defined on Schedule 2, at any time, and (ii) the occurrence or continuance of any Prepayment Termination Trigger Event, as defined on Schedule 2, that occurs after the KTA [*] is terminated by Apple pursuant to a Path B Termination, at any time, Apple may, at its election:

(i) exercise any and all of Apple’s rights under the Security Agreement;

(ii) demand repayment in full of the 2024 Prepayment Balance, in which case Supplier shall promptly, but in any event within ten (10) Business Days, pay Apple the Prepayment Balance in United States dollars in immediately available funds; provided, however, that if the General Prepayment Trigger Event or Prepayment Termination Trigger Event, as applicable, involves commencement by Supplier [*] of an Insolvency Proceeding, no demand is required and the 2024 Prepayment Balance becomes immediately due and payable; and

(iii) from time to time until the [*] Prepayment and Current Debt Prepayment have been recouped in full, set off and recoup any amount or other obligation (contingent or otherwise) that Apple or any Apple Affiliate owes Supplier or any Supplier Affiliate against any amount due pursuant to any agreement among or between Apple or an Affiliate, on the one hand, and Supplier or any Supplier Affiliate, on the other hand, or any other obligation payable by Supplier or any Supplier Affiliate to Apple or any Apple Affiliate, regardless of whether such obligation arose out of or relates to this Agreement or the Supply Agreements and regardless of the place of payment or currency of either obligation. If either obligation is unliquidated or unascertained, Apple may set off an amount estimated by it in good faith to be the amount of that obligation. Supplier will cause the Supplier Affiliates to execute and deliver such further agreements and instruments as may be required to ensure that the remedies set forth in this Section 4(a) are fully enforceable.

(b) The rights described in this Section 4 are in addition to any other rights and remedies available under this Agreement, the Supply Agreements or applicable law or equity.

5. Miscellaneous.

(a) THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THE AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE PARTIES AGREE THAT THE AGREEMENT IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THEM, WHICH SUPERSEDES ALL PROPOSALS AND PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF, EXCLUDING ANY NONDISCLOSURE AGREEMENTS, AND THE SUPPLY AGREEMENTS.

(b) No provision of this Agreement shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Supplier and Apple each acknowledges that it has been advised by its counsel in the preparation, negotiation and execution of this Agreement.

(c) Notwithstanding any provision to the contrary contained herein or in the Supply Agreements, to the extent the obligations of Supplier are adjudicated to be invalid or unenforceable for any reason then the obligations of Supplier hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code of the United States).

(d) All references to “$” are to the legal tender of the United States of America.

(e) No amendment or waiver of any provision of this Agreement, and no consent to any departure by Supplier herefrom, shall be effective unless in writing signed by authorized representatives of Apple and Supplier, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(f) This Agreement and all obligations of the parties hereunder shall be binding upon their successors, and the rights and remedies of the parties hereunder shall inure to the benefit of the parties, and their successors and assigns. Neither party may assign this Agreement without the written consent of the other party and an agreement by the assignee to be bound by the terms of this Agreement as if it were named originally a party hereto and any purported assignment contrary to this Agreement shall be null and void. Supplier hereby consents to the assignment of this Agreement by Apple to one or more Apple Affiliates; provided, that no such assignment shall relieve Apple of its obligations under this Agreement if such assignee(s) do not perform such obligations.

(g) Any notice or demand desired or required to be given hereunder shall be in writing and in English and deemed given when personally delivered, sent by electronic mail, received by overnight courier or received in the mail, postage prepaid, sent certified or registered, return receipt requested.

(h) If a court of competent jurisdiction finds any provision of this Agreement unlawful or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

(i) If any lawsuit or other action or proceeding relating to this Agreement is brought by either party hereto against the other party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(j) This Agreement and the rights and obligations of the parties shall be governed by and construed and enforced under the laws of the State of New York, without regard to its choice of law principles. The Convention on Contracts for the International Sale of Goods shall not apply to the Agreement except that the arbitration clause and any arbitration hereunder shall be governed by the Federal Arbitration Act, Chapters 1 and 2. All disputes arising out of or related to the Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three arbitrators appointed in accordance with such rules, and shall be conducted according to the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration. The arbitration shall take place in San Francisco, California. The arbitration shall be conducted in English.

(k) The parties shall keep confidential: (i) the fact that any arbitration occurred; (ii) any awards awarded in the arbitration; (iii) all materials used, or created for use in, in the arbitration; and (iv) all other documents produced by another party in the arbitration and not otherwise in the public domain, except, with respect to each of the foregoing, to the extent that disclosure may be legally required (including to protect or pursue a legal right) or necessary to enforce or challenge an arbitration award before a court or other judicial authority. The arbitrators shall award to the prevailing party, if any, its costs and expenses, including its attorneys’ fees. The prevailing party shall also be entitled to its attorneys’ fees and costs in any action to confirm or enforce any arbitration award in any judicial proceedings. Nothing in this Agreement shall prevent either party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(l) The words “will” and “shall” are used in a mandatory, not a permissive, sense, and the words “include” and “including” are intended to be exemplary, not exhaustive, and will be deemed followed by “without limitation”.

(m) This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereof and hereto were upon the same instrument. The delivery of an executed signature page by facsimile or similar electronic means (including .PDF file) shall have the same effect as the delivery of an original.

(n) Captions, headings and the table of contents in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

(o) In the event of a conflict between the terms of the KTA or any other Transaction Document and this Agreement, the terms of this Agreement will prevail to the extent of such conflict.

(p) Supplier represents and warrants that it has the full power and right to enter into this Agreement and that this Agreement and performance hereunder will not cause Supplier to breach any other written agreements to which it is a party.

(q) For clarity, the 2024 Prepayment Balance may be repaid in whole or in part by Supplier at any time, and upon repayment in full of the 2024 Prepayment Balance hereunder, this Agreement and all obligations hereunder shall terminate unless any portion of the debt is reinstated as a recovery in an Insolvency Proceeding or otherwise. If Supplier or any of its Affiliates have commenced an Insolvency Proceeding all of Apple’s rights and remedies will remain in place.

IN WITNESS WHEREOF, each of Supplier and Apple has caused this Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

GLOBALSTAR, INC.

By /s/ Rebecca Clary

Its Rebecca Clary, VP and Chief Financial Officer

Date

APPLE INC.

By /s/

Its Customer Authorized Signatory

Date

Schedule 1
Definitions

“Apple Affiliates” means any Related Entities of Apple.

“Business Day” is a day other than a Saturday, Sunday or day on which banks in San Francisco, CA USA are authorized or required to be closed for business.

[*].

“Current Debt” means the $221,624,623.00 in aggregate principal amount of and $13,302,815 of make-whole fees associated with the Supplier’s non-convertible 13% Senior Notes due 2029, which were sold pursuant to a Purchase Agreement dated March 28, 2023 among the Supplier, as issuer, the subsidiary guarantors party thereto and an affiliate of Varde Partners and the other purchasers party thereto.

[*].

“Insolvency Proceeding” means a judicial or extra judicial settlement with creditors, an assignment for the benefit of creditors, a voluntary or involuntary proceeding under the United States Bankruptcy Code or an equivalent proceeding in the applicable jurisdiction, or a liquidation or dissolution proceeding, or appointment of a receiver or trustee (or the like) in a bankruptcy case or similar proceeding whether brought under the laws of the United States or any other country or jurisdiction.

“Insurance and Condemnation Event” means the receipt by Supplier or any Supplier Affiliate of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction, damage or similar event with respect to any of their respective property or assets.

[*].

“Net Cash Proceeds” means, as applicable:

(a) with respect to any equity issuance, debt issuance or disposition of assets, the gross cash proceeds received by Supplier or any Supplier Affiliate therefrom less all legal, underwriting, placement agents and other commissions, discounts, premiums, fees and expenses incurred in connection therewith; and

(b) with respect to any Insurance and Condemnation Event, the gross cash proceeds received by the Supplier or any Supplier Affiliate less the sum of: (i) all fees and expenses in connection therewith; (ii) any required repayment of any lien on the applicable asset; and (iii) to the extent applicable, any replacement cost.

“P2 Yearly Payment” has the meaning ascribed to such term: [*].

“Security Agreement” means a security agreement and other collateral documents (or any amendment to the existing security agreement or collateral documents) in form and substance satisfactory to Apple, entered into by Supplier and its Related Entities in favor of Apple (together with any other documents and instruments delivered pursuant to such security agreement or other collateral documents) pursuant to which Supplier and its Related Entities will grant Apple a first priority security interest in all assets of Supplier and its Related Entities including, without limitation, all real property, fixtures, spectrum (to the extent permitted by law), intellectual property, and equipment, to secure the obligations of Supplier under this Agreement, the 2021 Prepayment Agreement, and the 2023 Prepayment Agreement.

“Supplier Affiliates” means any Related Entity of Supplier.

“2024 Prepayment Balance” means, at any time, the portion of the [*] Prepayment and the Current Debt Prepayment that has not, in accordance with this Agreement, been applied to purchases of Services by Apple or otherwise repaid or refunded to Apple as of such time.

[*]